EXHIBIT 99.1

Tempur-Pedic Announces Completion of Redemption of Its 10 1/4 Senior Subordinated Notes

LEXINGTON, Ky., Jan 2 — Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced it has completed the redemption of all of its outstanding 10 1/4% Senior Subordinated Notes due 2010. The $97.5 million aggregate principal amount of outstanding notes was redeemed in full on December 29, 2006, at a redemption price of 107.8% of the principal amount, plus accrued interest.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes premium mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in specialty sleep, the fastest growing segment of the estimated $12 billion global mattress market. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

SOURCE Tempur-Pedic International Inc.

CONTACT: Investor Relations of Tempur-Pedic International Inc., +1-800-805-3635